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                                                                    Exhibit 23.1



                               CONSENT OF KPMG LLP



The Board of Directors
Florsheim Group Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of our reports dated March 21, 2000, relating to the consolidated balance sheets of Florsheim Group Inc. and subsidiaries as of January 2, 1999 and January 1, 2000, and the related consolidated statements of operations and comprehensive earnings and, cash flows and shareholders' equity for the years ended January 3, 1998, January 2, 1999 and January 1, 2000 and related schedule, which reports appear in the Florsheim Group, Inc. annual report on Form 10-K.



/s/ KPMG LLP

Chicago, Illinois
July 26, 2000